                                                                   EXHIBIT 2.21



                          ASSET PURCHASE AGREEMENT



                           DATED AS OF MAY 3, 1995



                                   BETWEEN


                    UNITED STATES WIRELESS SYSTEMS, INC.

                                  AS SELLER


                                     AND


                            ROBERT R. STORY, INC.

                                  AS BUYER

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
    ARTICLE 1.      CLOSING; EXCHANGE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1        Closing, Closing Time, Date and Place   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2        Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3        Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4        Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5        Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.6        Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

    ARTICLE 2.      REPRESENTATIONS AND WARRANTIES OF SELLER.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1        Organization; Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2        Authority; Enforceability; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4        Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.5        Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.6        Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.7        Licenses and Applications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.8        Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.9        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.10       Governmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.11       Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.12       Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.13       Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.14       Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.15       Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.16       Amendments/Notices/Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.17       Regulatory Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.18       Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.19       Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.20       Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.21       Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.22       Further Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

    ARTICLE 3.      REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.1        Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.2        Authority; Enforceability; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4        Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

    ARTICLE 4.      COVENANTS PRIOR TO THE CLOSING DATE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.1        Conduct of Seller's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2        No Breach of Representations and Warranties by Seller   . . . . . . . . . . . . . . . . . . . . .  12

         4.3        No Breach of Representations and Warranties by Buyer  . . . . . . . . . . . . . . . . . . . . . .  12
         4.4        Governmental Approvals; Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.5        Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.6        Regarding the HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.7        Fulfillment of Conditions of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.8        Fulfillment of Conditions of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.9        Bulk Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.10       Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.11       Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

    ARTICLE 5.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.1        Representations and Warranties of Seller True at the Closing Time   . . . . . . . . . . . . . . .  14
         5.2        Performance of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3        Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.4        Institution of Proceedings; Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5        Instruments of Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6        Change in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

    ARTICLE 6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.1        Representations and Warranties of Buyer True at the Closing Time  . . . . . . . . . . . . . . . .  15
         6.2        Buyer's Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.3        Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.4        Institution of Proceedings; Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.5        Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

    ARTICLE 7.      INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.1        Provisions Regarding Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . .  16
         7.2        Indemnification by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.3        Limitation on Claims of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.4        Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.5        Limitation on Claims of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.6        Notice of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.7        Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

    ARTICLE 8.      TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.1        Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

    ARTICLE 9.      DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.2        Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

    ARTICLE 10.     POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.1       Cooperation and Exchange of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.2       Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         10.3       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

    ARTICLE 11.     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.1       Expenses of the Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.2       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         11.3       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.4       No Modification Except in Writing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.5       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.6       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.7       Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         11.8       Publicity; Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.9       Consent to Jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.10      Captions; Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.11      Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.12      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


EXHIBITS:

A - Mutual Release of Claims
B - Stock Pledge Agreement


SCHEDULES:

Schedule 2.3 - Financial Statements
Schedule 2.4 - Property
Schedule 2.5 - Accounts Receivable
Schedule 2.6 - Contracts
Schedule 2.7 - Licenses and Applications
Schedule 2.8 - Insurance Policies
Schedule 2.9 - Litigation
Schedule 2.13 - Intellectual Property
Schedule 2.15 - Liens
Schedule 2.16 - Amendments/Notices/Reports
Schedule 2.20 - Liabilities
Schedule 2.21 - Employees

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT (the "Agreement"), is made and entered into as of the 3rd day of May, 1995, by and between UNITED STATES WIRELESS SYSTEMS, INC., a Delaware corporation ("Seller"), and ROBERT R. STORY, INC., a Texas corporation ("Buyer"). United States Wireless Cable, Inc., a Texas corporation ("Cable"), Robert T. "Sonny" Davis and Robert R. Story ("Story") join in this Agreement for the purposes set forth on the signature pages hereto.


                              W I T N E S S E T H:


         WHEREAS, Seller desires to sell to Buyer its right, title and interest in the Lubbock, Texas wireless cable television site (the "Site") and those assets relating thereto herein described, and Buyer wishes to acquire same on the terms and conditions herein set forth; and

         WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 10.

         NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1.       CLOSING; EXCHANGE.

         1.1 CLOSING, CLOSING TIME, DATE AND PLACE. The closing (the "Closing") of the transactions set forth herein shall take place at 10:00 A.M., Dallas, Texas time, on the date hereof at the offices of Arter, Hadden, Johnson & Bromberg, 1717 Main, Ste. 4100, Dallas, Texas 75201, or at such other time or at such other place as Buyer and Seller may agree, but no later than June 1, 1995. (Hereinafter, such date is referred to as the "Closing Date", such time on the Closing Date is referred to as the "Closing Time", and such offices are referred to as the "Closing Place".)

         1.2 TRANSFER OF ASSETS. Seller agrees that, at the Closing Time and at the Closing Place, it shall transfer to Buyer all right, title, and interest in and to all assets, real, personal and mixed, tangible and intangible, owned or held by Seller and used in the conduct of the Wireless Cable Business and operations of Seller at the Site (the "Business"), including but not limited to all ARAs, Contracts, Governmental Permits, Licenses, inventory, equipment, subscriber receiver equipment, head in site equipment, transmitters and related equipment, accounts receivable, prepaid subscriber amounts, all real property interests (including, without limitation, tower location leases) and all buildings, structures, improvements, and fixtures of every nature located thereon and interests therein owned or leased by Seller and used or useful in the conduct of the Wireless Cable Business, tangible assets, intellectual property rights, computer hardware, software and similar materials and rights, all of Seller's right, title and interest in and to the good will and other intangible assets of the Business, and Seller's financial records and books of account or copies thereof relating to the Site and to the Business; subject only to those




ASSET PURCHASE AGREEMENT - PAGE 1
liabilities referred to in Section 1.3 hereof (collectively, the "Assets"). Buyer and Seller, however, agree that the name "United States Wireless Systems" is not included as part of the Assets, and Buyer covenants not to use the name "United States Wireless Systems", or any other name that is substantially similar thereto such that there is a likelihood of confusion as to the identification of the operator or owner of the Business in Buyer's operation of the Site. (Provided, as set forth in Schedule 2.13, assumed names under which the Site has been marketed or operated shall be included in the Assets.)
Except as set forth herein, any other assets of Seller not included within the definition of the Assets shall remain the property of Seller following the Closing.

         1.3 ASSUMPTION OF LIABILITIES. Buyer hereby agrees to assume only the following liabilities associated with the Site (i) all liabilities under ARAs, Contracts and Licenses, the time or performance of which takes place after the Closing Date, (ii) the prorated items applicable to Buyer set forth in Section 1.5 below attributable to the Assets after the Closing Date, and
(iii) any sales or transfer Taxes applicable to the sale of the Assets to Buyer (collectively, the "Assumed Liabilities"). Seller acknowledges and agrees that Buyer's assumption of the liabilities set forth herein shall not constitute a waiver of or limitation on Buyer's rights under Article 7 hereof.

         1.4 CONSIDERATION. As consideration for the sale of the Assets by Seller, Buyer shall assume the Assumed Liabilities and pay to Seller $5 million (the "Purchase Price"), as follows:

                 (a) On April 13, 1995, Story loaned to Cable the principal sum of $250,000, with interest thereon at the rate of 12% per annum, payable in full on the date hereof and secured by a pledge of 50,000 shares of common stock (the "Collateral") of Heartland Wireless Communications, Inc. ("Heartland") owned by Cable (the "First Loan"). Story and Cable have agreed to extend the maturity date of the First Loan until the Closing Date. On the Closing Date, Cable shall repay the sum due and owing (including interest) under the First Loan to Story, who shall simultaneously contribute said sum to Buyer, which shall simultaneously pay said sum to Seller.

                 (b) On the Closing Date, Buyer shall pay $1,000,000 to Seller, to be used exclusively by Seller to repay the FNB-Durant Loan.

                 (c) On the Closing Date, Buyer shall pay to Seller $2,448,883 as follows: Pursuant to Section 2.2 hereof, Seller has represented that all necessary corporate action on the part of Seller have been undertaken to execute and deliver this Agreement and that the execution and delivery by Seller of this Agreement, and consummation of the transactions contemplated hereunder, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms. However, Seller hereby discloses to Buyer that Mary Goeth, Joe Goeth and Bryan Sparks each hold a contractual right to a 5% interest (15% in the aggregate) in and to the Purchase Price, which represents the proceeds from the sale of the Assets. Seller and Buyer have agreed that $600,000 (15% of the Purchase Price) shall be retained by Buyer (the "Retained Funds") and not paid to Seller until such time as Seller shall have secured written agreements reasonably satisfactory to Buyer from Mary Goeth, Joe Goeth





ASSET PURCHASE AGREEMENT - PAGE 2
and Bryan Sparks, respectively, fully releasing any and all of their claims to any interest, contractual or otherwise, in and to the Assets and Site. Upon the receipt by Buyer of said satisfactory written documentation, Buyer shall, upon written instructions received from Seller, distribute to Seller, or to Mary Goeth, Joe Goeth and/or Bryan Sparks, as applicable, such party's share ($200,000 each) of these Retained Funds. In addition, pursuant to Section 7.2(c) hereof, Seller shall indemnify, defend and hold harmless Buyer from and against and claim by Mary Goeth, Joe Goeth and/or Bryan Sparks in and to the Site or the Assets acquired by Buyer in excess of the Retained Funds.

                 (d) On the Closing Date, Story shall release and relinquish any and all interests he has in Cable, Seller, their affiliates, and the Assets, pursuant to the Mutual Release of Claims in the form annexed hereto as Exhibit A. Story, Buyer, Cable and Seller agree the value of the interests in Cable, Seller, their affiliates and the Assets has a value of $1.3 million, which shall be deemed paid to Seller in reduction of the Purchase Price.

To facilitate the payment of the amounts described above, Seller, Buyer, Cable and Story hereby agree that assuming a May 3, 1995 Closing Date, Buyer will wire transfer to Seller $1,848,333, representing payment in full of the Purchase Price (except for the Retained Funds) calculated as follows:

               $5,000,000                          Purchase Price
         Less   (251,667)                          First Loan Balance
         Less (1,300,000)                          Story Redemption Price
         Less   (600,000)                          Retained Funds
         Less (1,000,000)                          Directly wired by Buyer at
                                                   Seller's request to repay
                                                   FNB-Durant Loan

              $1,848,333

         1.5 ADJUSTMENTS. The operation of the Site and the income and expenses attributable thereto up to 8:00 A.M. on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Buyer. Prepaid subscriber fees (cash) shall be prorated on a daily basis between Seller and Buyer for the month of Closing. Other items, such as power and utility charges, rent, ad valorem real estate and other property taxes, assessments and other similar charges shall be prorated between Seller and Buyer as of the Closing Date. The parties will attempt to make and pay all prorations and adjustments at the Closing. All prorations and adjustments not made at the Closing shall be made and paid as a post-Closing adjustment within sixty (60) days after the Closing Date and shall be made in accordance with generally accepted accounting principles, consistently applied.

         1.6 ALLOCATION OF PURCHASE PRICE. Within sixty (60) days of the Closing Date, Buyer and Seller shall mutually agree upon the allocation of the Purchase Price among the Assets.





ASSET PURCHASE AGREEMENT - PAGE 3

ARTICLE 2.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         To induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that:

         2.1 ORGANIZATION; GOOD STANDING. Seller is, and at the Closing Time shall be, a corporation duly organized in Delaware, validly existing and in good standing under the laws of the state of Texas and has, and at the Closing Time will have, full corporate power and authority to conduct all of the business and activities conducted by it (including without limitation the Business) and to own or lease all of the Assets owned or leased by it.

         2.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Seller has full power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Seller hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by Seller pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by Seller hereunder have been duly authorized by all corporate action necessary on the part of Seller and have been duly or will be duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Seller hereunder or the consummation of the transactions hereby contemplated by Seller will (i) constitute any violation or breach of the (A) Articles of Incorporation or the Bylaws of Seller, or (B) any material Contract to which Seller is a party or is bound which constitute a portion of the Assets, or (ii) constitute a material violation of any Order or Legal Requirement, or (iii) result in the creation of any Lien on any of the Assets.

         2.3 FINANCIAL STATEMENTS. (a) Schedule 2.3 lists the unaudited financial statements of Seller as of, and for the period ending December 31, 1994, including the balance sheets and related statements of income and expense with respect to the Site (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller are complete and correct, fairly present the financial position and results of operations of Seller with respect to the Site and the Business as of the date thereof and for the periods referenced therein, all in accordance with generally accepted accounting principles, and have been delivered to Buyer.

                 (b) Since the date of the Financial Statements, except as set forth on Schedule 2.3, (i) Seller has conducted its business (including without limitation the Business) in the ordinary, regular course thereof; (ii) there has been no change in the business of Seller or in the condition, financial or otherwise, of Seller or assets or liabilities reflected in the Financial Statements which have had a Material Adverse Effect upon the Site, or any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect on the Business or the Assets or which is substantial in amount, or any change in the nature, or in the condition, of the business of Seller which has had a Material Adverse Effect upon the Site; or any event, condition or state of facts or any character whatsoever, the occurrence of which has had a Material Adverse Effect upon the Site; (iii) except in the ordinary and regular course of





ASSET PURCHASE AGREEMENT - PAGE 4
its business, Seller has not made any dispositions of any of the Assets, disposed of any records relating to the Assets, borrowed any funds, incurred, assumed or become subject to any obligation or liability, indebtedness for borrowed money, absolute or contingent paid, discharged, or satisfied any claim, liability or obligation, absolute, accrued, contingent or otherwise, cancelled any debts owed to it or waived any claims or rights of value, or granted or extended any power of attorney or acted as any guarantor, all with respect to or as relate to the Assets; and (iv) Seller has not done any act or permitted to be done any act or admitted any act which has or will cause the breach of any representation or warranty of Seller set forth in this Agreement.

                 (c) Seller has, and at the Closing Time, will have, no liabilities, absolute, contingent or otherwise, direct or indirect, material or immaterial, asserted or unasserted, attributable to the Site or to the Business or Assets, except as set forth on Schedule 2.3 attached hereto.

         2.4     PROPERTY.

                 (a) Schedule 2.4 lists as of the date thereof all of the tangible personal property owned and used by Seller in connection with the Business, including in summary form, the aggregate or other summary of the types of property and equipment installed at a subscriber's location, and including, but not limited to, all equipment associated with receiving and distributing signals at the head-end site and all other antennae and all electronic equipment, transmitters, satellite receivers, modulators, earth stations and associated equipment, head-end amplifiers and associated equipment, amplifiers, distribution plant, programming signal descramblers for service which has commenced scrambling, subscriber's devices, converters, local origination equipment, if any, test equipment, machinery, spare equipment and parts inventory, equipment inventory, supplies, furnishings and other personal property.

                 (b) To the best of Seller's knowledge, all of such tangible personal property is in good and serviceable condition, free and clear of any known defects, is suitable for the uses for which it is intended and used, and which is all of the equipment and facilities that are used, usable, held for use in or in conjunction with or otherwise associated with, required or necessary to the ownership and operation of the Site, including but not limited to, the stations authorized by the FCC Licenses and the FCC Permits in the Site as owned, operated or proposed as of the date hereof and as of the Closing Time. All warranties made with respect to that portion of the Assets constituting the tangible personal property in effect prior to the Closing and which will remain in effect subsequent to the Closing will be assigned to and be enforceable by Buyer.

                 (c) Schedule 2.4 lists all leasehold and other interests in real property, buildings and improvements, associated with the Site. There is no construction-in-progress of any towers, fixtures, vaults or pedestals attributable to the Site. Seller owns no real property associated with the Site.

         2.5 RECEIVABLES. All accounts receivable of the Business are reflected in Schedule 2.5 and represent, and at the Closing Time will represent, valid obligations arising from sales





ASSET PURCHASE AGREEMENT - PAGE 5
made in the ordinary and regular course of the Business. The accounts receivable are valid receivables that have arisen in the ordinary course of the operation of Seller's Business within the Markets and, to the best of Seller's Knowledge, are collectible and not subject to setoff or counterclaim, nor to any agreement to reduce or discount.

         2.6 CONTRACTS. (a) Schedule 2.6 is a complete and correct list of all Contracts other than (i) policies of insurance which are listed in
Schedule 2.8, (ii) purchase orders or sales orders, if any, executed in the ordinary course of business at current prices, (iii) commitments not exceeding FIVE THOUSAND DOLLARS ($5,000) for any single contract, and (iv) contracts that are cancelable on notice of thirty (30) days or less and will not involve a commitment in excess of FIVE THOUSAND DOLLARS ($5,000) for the remaining term of such contract.

                 (b) Except as set forth on Schedule 2.6, Seller has performed, and at the Closing Time Seller will have performed, in all respects all obligations required to be performed by it under each of the Contracts. Except as set forth on Schedule 2.6, all of the Contracts are, and at the Closing Time will be, legal, valid and binding obligations enforceable in accordance with their respective terms and in full force and effect and there are no defaults (or events which, with notice or lapse of time or both, would constitute a default) by Seller, or any other party to any such Contract. Except as otherwise set forth in Schedule 2.6, no default under any of the Contracts will be caused by the consummation of the transactions contemplated hereby. Any Contracts set forth in the name of other Persons, as lessee, have been duly and validly assigned with all requisite consents and approvals of all parties thereto (including, without limitation, the Institutions) to Seller, and remain in full force and effect as if Seller were the initial "lessee" thereunder. There exists no management or related agreements between Seller and any of its Affiliates with respect to the Assets which would require Buyer to make any payment whatsoever in the form of management fees or related payments to Cable, Seller or its Affiliates with respect to the Assets and Business following the Closing.

                 (c) Except as expressly noted on Schedule 2.6, no default or termination has been threatened in writing under any of the Contracts by any party thereto. Except as otherwise expressly noted on Schedule 2.6, the Capacity Lease Agreements comply in all respects with the Act and the FCC Rules and, each of the Capacity Lease Agreements, and all amendments thereto, have been filed with and approved by the FCC. Each of the Capacity Lease Agreements, with respect to ______________ Channels provides the lessee (Seller) thereunder with the right to transmit video and audio programming on the associated Channels allows for "channel mapping" and "channel loading", and provides for an initial term of at least ten (10) years, none of which expires prior to [___________________].

                 (d) Each Site Lease and Site Option allows for the use and operation on the leased property of transmitters, antenna structures, antennas and other associated facilities and permits the transmission from the property of signals containing video and audio programming.





ASSET PURCHASE AGREEMENT - PAGE 6

                 (e) True, complete and accurate copies of all Contracts have been delivered to Buyer by Seller.

         2.7     LICENSES AND APPLICATIONS.

                 (a) Listed in Schedule 2.7 are all of the Licenses held or leased by Seller. All Licenses are in the name of the Person set forth in
Schedule 2.7. All reports or other documents required to be filed with respect to any such License have been timely filed.

                 (b) Schedule 2.7 indicates also all Applications. The information contained in each Application is materially true and correct. Each Person which is a signatory to an Application is authorized under FCC rules to file such Application.

                 (c) Schedule 2.7 also contains a list of all Governmental Permits required with respect to Licenses and Applications.

         2.8 INSURANCE. Schedule 2.8 is a complete and correct list and brief description of all insurance policies held by Seller related to the Assets, and which are, and will be immediately after the Closing Time, in full force and effect.

         2.9 LITIGATION. Except as set forth in Schedule 2.9, there is no Proceeding pending, or to Seller's knowledge threatened, against Seller relating to the Assets or the propriety or validity of the transactions contemplated hereby. Except as set forth in said Schedule 2.9 Seller is not, and at the Closing Time will not be, subject to or in default under or with respect to any Order. There are no judgments of any court which in any way may currently constitute the lien or at some future time may be perfected into a lien upon or against any portion of the Assets, and, there is no litigation or Proceeding pending or threatened against, relating to or affecting any portion of the Business or the Assets.

         2.10 GOVERNMENTAL PERMITS. (a) Seller owns, holds or possesses, and at the Closing Time will own, hold or possess, all Governmental Permits which are necessary to entitle it to own or lease, operate and use its Assets and to carry on and conduct its business as currently conducted except with respect to Applications for which Licenses have not been granted, if any. To Seller's knowledge, there are no existing or threatened investigations, inquiries or proceedings by or before the FCC which could result in the revocation, cancellation, suspension, forfeiture or material adverse modification of any FCC authorization or Application.

                 (b)      The FCC Licenses and the FCC Permits listed on
Schedule 2.7 attached hereto, constitute all of the FCC Authorizations held or leased by Seller with respect to each Market and are all of the FCC Authorizations used, useable, held for use in or in conjunction with or otherwise associated with, required or necessary to the lawful operation of each Market or the Business. Except as otherwise expressly noted on Schedule 2.7, each of the FCC Licenses and the FCC Permits (i) is currently and validly held by the Person identified as the holder thereof on Schedule 2.7, (ii) authorizes said holder to construct and operate a facility transmitting video and audio programming on the Channels, (iii) was validly issued, (iv) is





ASSET PURCHASE AGREEMENT - PAGE 7
validly existing and in full force and effect, and (v) is not subject to any conditions other than such conditions as are generally applicable to licenses and permits issued by the FCC with respect to MDS or MMDS Channels.

         2.11 COMPLIANCE WITH LAWS. Except as would not have a Material Adverse Effect, Seller has, and at the Closing Time will have, complied in all respects with all applicable Legal Requirements and Orders of any Governmental Authority having jurisdiction over it or its operations with respect to each Market, including, but not limited to, all FCC Rules and any laws (including Environmental Laws), rules or regulations regulating, if applicable, zoning, fair and equal employment practices, the safety of the workplace, the discharge of materials into the Environment or otherwise relating to the protection of the Environment, antitrust, antimonopoly or anticompetitive activities, wages, hours, collective bargaining and the payment of withholding and social security taxes. There are no Orders outstanding or in effect against or relating to Seller, the Assets, the transactions contemplated by this Agreement, or, to the best of Seller's Knowledge, any of the parties to capacity Lease Agreements, other than Orders issued with respect to the Wireless Cable industry generally and in the normal course of regulation, which could, individually or in the aggregate, (i) have a Material Adverse Effect, (ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Buyer. Seller has not received any notice (written or otherwise) from any Person to the effect that, or otherwise been advised that, Seller is not in compliance with any applicable law, ordinance, regulation, building or zoning law relating to the Assets or the Business and the Seller has no reason to anticipate that any presently existing circumstances are likely to result in a violation of any such law, statute, ordinance or regulation.

         2.12 ENVIRONMENTAL MATTERS. (a) Seller has not, and at the Closing Time will not have nor allowed there to be used, generated, manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law with respect to the property under Seller's control at any Facility.

                 (b) Seller has no Knowledge of any prior owner, occupant, tenant or user of any Facility that has ever used, generated, manufactured, refined, transported, treated, stored, leached, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or handled Hazardous Substances in material violation of any Environmental Law, at, on or from the property under Seller's control at any Facility.

                 (c) Seller has not received notice of any pending or threatened Proceeding, Order or citizen suit instituted by any private party, employee or Governmental Authority arising out of the conduct or the operations of its business, in connection with Environmental Laws, or as a result of any Environmental Condition relating to the property under Seller's control at any Facility.

         2.13 INTELLECTUAL PROPERTY. Schedule 2.13 is a complete and correct list of all Intellectual Property owned or used by Seller in the Business in any Market. No person has any





ASSET PURCHASE AGREEMENT - PAGE 8
right to receive any royalty or similar payment arising from the Intellectual Property. Except as set forth on said Schedule 2.14, Seller owns, and at the Closing Time will own, each of said properties; has not granted, and at the Closing Time will not have granted, to any other Person any interest in any of said properties, as licensee or otherwise; and has, and at the Closing Time will have, filed all certificates, affidavits and other documents, and taken all other actions, necessary to retain its title to said properties and to keep the same in effect. None of said properties is invalid and none infringes upon the personal or property rights of any third party. From and after the Closing, Buyer will own or will have the right to use all of the Intellectual Property required or desirable to conduct the Business as it is conducted by Seller in any Market or as it is contemplated to be conducted by this Agreement and Buyer.

         2.14 TAXES AND FEES. Seller has timely filed all Federal, state and local tax returns required to be filed by Seller. Seller has paid and shall pay all Taxes due and payable for all periods ending prior to the Closing Date. Buyer shall pay and will pay any and all taxes due and payable for all periods beginning with the closing date.

         2.15 LIENS. Except as set forth on Schedule 2.15, Seller has, and will have at the Closing Time, good, valid and marketable title to all of its Assets conveyed hereby, other than those held under Licenses or Leases or represented by Contracts, free and clear of all Liens, except for the lien, if any, of current Taxes not yet due and payable. Except as set forth on any of the Schedules hereto, as to any of the Assets which are held under Licenses or represented by Contracts, none of Seller's rights under such Licenses or Contracts are subject to a Lien.

         2.16 AMENDMENTS/NOTICES/REPORTS. Listed on Schedule 2.16 attached hereto are all the amendments submitted, and the notices, reports and other documents filed by Seller and, to the best of Seller's Knowledge, the FCC Licensees with respect to each Market, the FCC Licenses, the FCC Permits, the Assets and each Market to and with the FCC, the FAA and any other Governmental Authority. Except as otherwise expressly noted on Schedule 2.16, Seller and, to the best of Seller's Knowledge the FCC Licensees and the FCC Permittees have each timely submitted to the FCC, the FAA and all other Governmental Authorities all notices, reports and other documents which have been or are required by the Act, the FCC Rules, the FAA Rules and other Legal Requirements with respect to each Market, the FCC Licenses, the FCC Permits, the Assets and each Market, except where the failure to do so would not (i) have a Material Adverse Effect, (ii) hinder Seller's ability to fully perform its material obligations under this Agreement, or (iii) eliminate or materially diminish the benefits of this Agreement for Buyer. Except as otherwise expressly noted on
Schedule 2.16 no petitions to deny or informal objections have been filed against any of the amendments listed on Schedule 2.16. True, complete and accurate copies of all amendments, notices, reports and other documents filed by Seller and to the best of Seller's Knowledge, the FCC Licensees and the FCC Permittees with respect to each Market, the FCC Licenses, the FCC Permits, the Assets and each Market with the FCC, the FAA, the Copyright Office and other Governmental Authorities have been delivered to Buyer by Seller.

         2.17 REGULATORY COMPLIANCE. Except as otherwise expressly noted on the Schedules attached hereto, Seller and, to the best of Seller's Knowledge, the FCC Licensees and the FCC





ASSET PURCHASE AGREEMENT - PAGE 9

Permittees are in material compliance with, and not in default under or in violation of, the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements applicable to the FCC Licenses or FCC Permits with respect to the Site. Except as otherwise expressly noted on the Schedules attached hereto, Seller has no Knowledge and has received no notice of noncompliance with, default under or violation of the Act, the FCC Rules, the FAA Rules, the Copyright Act, the Copyright Rules, other Legal Requirements and the applicable FCC Licenses or FCC Permits. No condition exists or event has occurred with respect to Seller and, to the best of Seller's Knowledge, the FCC Licensees, the FCC Permittees, or any of the FCC Licenses or FCC Permits which, in itself or with giving of notice or the lapse of time or both, would
(i) constitute or result in a violation of the Act, any FCC Rule, any FAA Rule, the Copyright Act or the Copyright Rules, (ii) constitute a default in the due performance and observation of any term, covenant or condition of any of the FCC Licenses or FCC Permits, (iii) result in a forfeiture, the denial, dismissal or rejection of any of the Schedule 2.16 amendments, or the suspension, termination, revocation, material impairment, material adverse modification or nonrenewal of any FCC License or FCC Permit, or (iv) adversely affect any of the material rights of Seller, any FCC Licensee or FCC Permittee under any of the FCC Licenses or FCC Permits.

         2.18 INTERFERENCE. Neither Seller nor any party to a Capacity Lease Agreement has accepted the electrical interference to the Channels from any source, has consented to the grant of any application involved with the FCC that is likely to result in any electrical interference to the channels, or has failed to timely petition to deny any application that proposes facilities that would theoretically or actually cause objectionable electrical interference to the Channels. Except as otherwise expressly noted on the Schedules attached hereto, and to the best of Seller's Knowledge, no FCC Licensee or FCC Permittee or any other party to a Capacity Loan Agreement in any Market is likely to experience interference which will adversely impact operation of the facilities it has constructed and/or operated, once such facilities are constructed and operated, or is likely to create interference which will adversely impact the operation of other facilities licensed by the FCC to other Persons; for purposes of this Section 2.18, interference shall be deemed to exist if within an FCC Licensee's protected service area, the ratio of the desired signal to the undesired signal, at the antenna input terminals of the affected received, is less than 45 dB.

         2.19 CONSENTS AND APPROVALS. Subject Other than the Consents listed in Schedule 2.19 (which Seller is to use its best efforts to obtain pursuant to Section 10.3), Seller has, or by Closing will have, obtained any and all Consents, authorizations and approvals, secured all exemptions, given any and all notices and made any and all filings, whether required by contract, Legal Requirement or Order, necessary to the consummation of the transactions contemplated herein and to the execution, delivery and performance by it of its obligations under this Agreement. Without limiting the generality of the above, Seller (i) has, or by Closing will have, given any and all notices and made any and all filings with the FCC that are necessary to the consummation of the transactions contemplated herein and to the execution, delivery and performance by it of its obligations under this Agreement, and (ii) subject to
Section 10.3 hereof, has, or by Closing will have, obtained all necessary Consents required under the Contracts, Licenses and Government Permits. Each of the Consents have been fully executed





ASSET PURCHASE AGREEMENT - PAGE 10
and delivered by a Person with full power and authority to execute, deliver and perform it, is validly existing and in full force and effect, and constitutes a valid and legally binding agreement and obligation, enforceable in accordance with its terms against the identified Institution. True, complete and accurate copies of all such Consents, authorizations, approvals, exemptions, filings, registrations and notices have been, or will be by the Closing Time, delivered to Buyer by Seller.

         2.20 LIABILITIES. Other than the Liabilities listed on Schedule 2.20, there exists no indebtedness or liability of any nature, absolute or contingent, known or unknown, liquidated or unliquidated, with regard to the Assets or to the Business or with respect to which a creditor could have recourse to the Assets or to the Business or the holder thereof, and there exists no known basis for the assertion of any such indebtedness or liability.

         2.21 EMPLOYEES. The employees listed on Schedule 2.21 are Seller's only employees associated with the Site. Except as set forth on Schedule 2.21 hereof, Seller does not have and has not had any bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Seller ("Benefit Plan"). Seller has not been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended. With respect to the Benefit Plans listed on Schedule 2.21 hereof, (i) all payments due from Seller to date for the employees with respect to such Plans have been made and all amounts properly accrued to date as Liabilities of Seller are set forth on Schedule 2.21 hereof; and (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been filed. Seller has not (i) experienced any material labor disputes or work stoppages, or (ii) received any notice that there is any unfair labor practice, charge or complaint pending or threatened, except as is already set out herein.

         2.22 FINDER'S FEES. Seller has not taken any action which would impose upon the Buyer any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         2.23 FURTHER REPRESENTATION. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement or will admit to or state a material fact necessary in order to make the statements made herein, in light of the circumstances under which they are made, not misleading. All books, statements, documents, schedules and records furnished or given by it to Buyer or Buyer's agents during the negotiation of or preparatory to the execution of this Agreement or the consummation of the transactions contemplated hereby, are true, complete and genuine and contain no material misrepresentations or omissions of material facts.





ASSET PURCHASE AGREEMENT - PAGE 11

ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller that:

         3.1 ORGANIZATION AND GOOD STANDING. Buyer is, and at the Closing Time will be, a Delaware corporation duly organized, validly existing and in good standing under the laws of its State of its organization.

         3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. Buyer has full power and authority to execute and deliver this Agreement and all other documents required to be executed by it, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement and all other documents required hereby have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by Buyer hereunder or the consummation of the transactions hereby contemplated by Buyer will constitute a violation or breach of the Certificate of Incorporation or the Bylaws of Buyer.

         3.3 LITIGATION. There is no Proceeding pending or, to Buyer's Knowledge, threatened against or affecting Buyer that could reasonably be expected to result in issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby.

         3.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required on behalf of Buyer in connection with the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby.

         3.5 PRIOR EMPLOYMENT OF STORY. Story, an agent for or principal of Buyer, has been the President and a member of the Board of Directors of Seller. In such capacities, Story has had operational responsibility for the Site. The parties to this Agreement hereby acknowledge that, except as hereafter described, all knowledge of the Site and the Business possessed by Story individually is also possessed by Buyer and no violation of a Seller's representation or warranty may be raised by Buyer or indemnification by Buyer sought if the information was known by Story, the alleged violation was under Story's supervision while President of Seller, or the information becomes available or the event occurs while Story is managing the Site pending the Closing Date. The foregoing limitation on the representations, warranties, indemnities of Seller shall not apply, however, to the representations and warranties set forth in sections 2.1 (organization), 2.2 (authority), 2.3 (financial statements), 2.4 (property), 2.6 (contracts), 2.7 (licenses and applications), 2.9 (litigation), 2.14 (site), 2.15 (liens), 2.19 (consents),
2.20 (liabilities) and 2.21 (employees), all of which representations and warranties are made by Seller irrespective of any knowledge of Story.





ASSET PURCHASE AGREEMENT - PAGE 12

ARTICLE 4.       COVENANTS PRIOR TO THE CLOSING DATE.

         Subsequent to the date of this Agreement and prior to the Closing
Time:

         4.1 CONDUCT OF SELLER'S BUSINESS. Seller will (a) pay and perform all of its debts, liabilities and obligations relating to the Licenses and Contracts at the Site as and when due, except to the extent being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been established, and perform its material obligations under all Licenses and Contracts, and (b) comply in all material respects with all Governmental Rules that may be applicable to the Assets.

         4.2 NO BREACH OF REPRESENTATIONS AND WARRANTIES BY SELLER. Seller agrees that (a) Seller will not take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach, or would, if such action or event had occurred prior to the date of this Agreement, have caused or constituted a material breach, of any of the representations and warranties set forth in Article 2 hereof; (b) Seller will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said
Article 2, give notice thereof to Buyer; and (c) Seller shall use its best efforts to prevent or promptly to remedy such breach.

         4.3 NO BREACH OF REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer, and its agent Story, agree that (a) Buyer will not take any action, and it will endeavor in good faith not to permit any event to occur, which would cause or constitute a material breach, or would, if such action or event had occurred prior to the date of this Agreement, have caused or constituted a material breach, of any of its representations and warranties set forth in Article 3 hereof; (b) Buyer, and its agent Story, will, in the event of, and promptly after the occurrence of or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a material breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted a material breach of any of the representations and warranties set forth in said Article 3, give detailed notice thereof to Seller; and (c) Buyer, and its agent Story, shall use its best efforts to prevent or promptly to remedy such breach.

         4.4 GOVERNMENTAL APPROVALS; OTHER ACTION. Each of Seller and Buyer shall use its best efforts to obtain all required approvals from Governmental Authorities with respect to Governmental Permits.

         4.5 ACCESS. Buyer and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Site, and will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of Seller related to the Site, and will





ASSET PURCHASE AGREEMENT - PAGE 13
be permitted to discuss the affairs, and accounts of Seller relating to the Site with the directors, officers, employees, counsel, and accountants of Seller. Such investigation shall not, however, affect the representations and warranties of Seller set forth in Article 2 hereof or the limitation thereof in
Section 3.5. In the event the transactions contemplated hereby should not close for any reason, Buyer agrees that it will promptly return to Seller all such documents (including copies thereof) furnished by Seller to Buyer and its representatives and Buyer shall hold in confidence and shall not use or disclose to any third party any information concerning Seller obtained from such documents or otherwise in connection with the transactions contemplated by this Agreement unless (a) such information was at the time of its use or disclosure to any third party by Buyer in the public domain other than as a result of any breach of this provision by Buyer or (b) such disclosure is required by law.

         4.6 REGARDING THE HSR ACT. The parties agree to cooperate with each other in obtaining any necessary regulatory or other approvals, consents and waivers under the HSR Act, if applicable.

         4.7 FULFILLMENT OF CONDITIONS OF BUYER. Seller agrees to use its best lawful efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of Buyer set forth in Article 5 hereof.

         4.8 FULFILLMENT OF CONDITIONS OF SELLER. Buyer agrees to use its best lawful efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of Seller set forth in Article 6 hereof.

         4.9 BULK SALE. Buyer hereby waives Seller's compliance, if any is required, with any bulk sales law applicable to the sale of Assets contemplated herein. Any loss, liability, obligation or cost suffered by Buyer or Seller as a result of the failure of Seller to comply with the provisions of any bulk sales law applicable to the sale and transfer of the Assets shall be borne solely by Seller.

         4.10 EMPLOYEE MATTERS. Buyer shall have no obligation whatsoever to hire any of the employees of Seller. However, at the option of Buyer, Buyer may request Seller to use its reasonable efforts to assist Buyer in hiring certain designated employees of Seller (including releasing such employees from applicable covenant not to compete and related agreements). Any employees so hired shall be considered "newly hired" by Buyer and Buyer shall have no liability whatsoever with respect to any matter (including, without limitation, vacation and sick pay, severance pay, fringe benefits or alleged claims of any nature and/or the EEOC claims disclosed in Section 2.9) relating to the employment of such persons by Seller prior to the Closing Date. From and after the Closing Date, Seller agrees that for a period of six (6) months Seller will not hire or solicit to leave the employ of Buyer any former employee of Seller hired by Buyer pursuant to this Section 4.10. Buyer and Story agree that for a period of one (1) year Buyer and Story will not hire or solicit (directly or acting on behalf of a third party) to leave the employ of Seller any current employee of Seller, other than those predominantly located at the Site.





ASSET PURCHASE AGREEMENT - PAGE 14

         4.11 EXCLUSIVITY. Until the Closing Date, Seller and Seller's shareholders shall not initiate nor conduct nor participate in negotiations with any party other than Buyer respecting the sale of all or any portion of the Business or all or any portion of the Assets without prior written notice to and consent by Buyer.

ARTICLE 5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         All obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Buyer, in its sole discretion:

         5.1 REPRESENTATIONS AND WARRANTIES OF SELLER TRUE AT THE CLOSING TIME. Subject to Section 3.5 hereof, each of the representations and warranties contained in Article 2 hereof expressly made as of the Closing Time shall be true in all material respects at and as of the Closing Time, and each of the other representations and warranties contained in said Article 2 shall be true in all material respects at and as of the Closing Time as though such representations and warranties were made at and as of such time.

         5.2 PERFORMANCE OF SELLER. Seller shall have in all material respects performed and complied with each of the covenants and agreements of Seller required by this Agreement to be performed or complied with by it prior to or at the Closing Time.

         5.3 OFFICER'S CERTIFICATES. Buyer shall have received (a) a certificate of the Chief Executive Officer of Seller, dated the Closing Date, certifying to the fulfillment on the part of Seller of the conditions specified in Sections 5.1 and 5.2 of this Article 5; (b) a certificate of the Secretary or Assistant Secretary of Seller, dated the Closing Date, stating that all actions necessary to authorize the transactions hereby contemplated have occurred; and (c) such other evidence with respect to the fulfillment of the conditions specified in said Sections 5.1 and 5.2 as Buyer may reasonably request.

         5.4 INSTITUTION OF PROCEEDINGS; INJUNCTION. There shall not have been instituted by any third party (including any Governmental Authority), any bona fide Proceeding to restrain or invalidate the transactions contemplated by this Agreement, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in a Proceeding against the consummation of the transactions contemplated by this Agreement.

         5.5 INSTRUMENTS OF TRANSFER. Seller shall have delivered to Buyer all conveyances, covenants, deeds, assignments (including assignments with respect to intellectual property), bills of sale, warranty deeds, confirmations, powers of attorney, approvals, consents, and any and all further instruments as may be reasonably necessary, in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Buyer such title to the Assets as Seller is obligated hereunder to convey.

         5.6 CHANGE IN BUSINESS. Seller shall not have experienced any Material Adverse Effect or change in its Business and Buyer shall have conducted reasonable due diligence reviews





ASSET PURCHASE AGREEMENT - PAGE 15
with respect to the Business and Assets satisfactory in scope, content and results to Buyer, including, without limitation, review of all ARAs, Contracts, Licenses and related documents associated with the Assets.

ARTICLE 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         All obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

         6.1 REPRESENTATIONS AND WARRANTIES OF BUYER TRUE AT THE CLOSING TIME. Each of the representations and warranties contained in Article 3 hereof expressly made as of the Closing Time shall be true in all material respects at and as of the Closing Time and all of the other representations and warranties contained in Article 3 hereof shall be true in all material respects at and as of the Closing Time, as though such representations and warranties were made at and as of such time.

         6.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with each of its covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Time.

         6.3 OFFICER'S CERTIFICATES. Seller shall have received (a) a certificate of the President of Buyer's general partner, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Article 6, (b) a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date, stating that all actions necessary to authorize transactions hereby contemplated have occurred, and (c) such other evidence with respect to the fulfillment of any of the conditions specified in Sections 6.1 and 6.2 of this Article 6 as Seller may reasonably request upon reasonable prior notice.

         6.4 INSTITUTION OF PROCEEDINGS; INJUNCTION. There shall not have been instituted by any third party (including any Governmental Authority) any bona fide Proceeding to restrain or invalidate the transactions contemplated by this Agreement, and there shall not be in effect any injunction or restraining Order issued by a court of competent jurisdiction in any Proceeding against the consummation of the transactions contemplated by this Agreement.

         6.5 ASSUMPTION AGREEMENT. Buyer shall have delivered an assumption agreement in form and substance reasonably acceptable to Seller assuming the Assumed Liabilities.

ARTICLE 7.       INDEMNIFICATION.

         7.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES. All statements, certifications, representations and warranties made by the parties hereto in this Agreement, in any Schedule, or in any Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. All covenants, agreements and indemnifications made by the parties hereto in this Agreement, in any Schedule or in any





ASSET PURCHASE AGREEMENT - PAGE 16

Exhibit, certificate or other instrument delivered pursuant to this Agreement shall survive the Closing in perpetuity.

         7.2 INDEMNIFICATION BY SELLER. Subject to Section 3.5 hereof, Seller shall indemnify, defend and hold harmless Buyer from and against, and shall reimburse Buyer with respect to, any and all Damages incurred by Buyer by reason of or arising out of or in connection with:

                 (a) any breach of any representation or warranty of Seller contained or referred to herein, in any Schedule hereto, or in any certificate or other instrument executed by Seller in connection with this Agreement; or

                 (b) any failure by Seller to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement; or

                 (c) any claim by any party in and to a contractual, profits or ownership interest in the Site or the Assets acquired by Buyer on any basis whatsoever; other than Mary Goeth's, Joe Goeth's and Bryan Sparks' claims in and to the Retained Funds as described in Section 1.4(c) hereof.

         7.3     LIMITATION ON CLAIMS OF BUYER.  Notwithstanding anything in
Section 7.2 hereof to the contrary, Buyer shall not have any claim against Seller pursuant to Section 7.2 hereof to the extent that Buyer receives payment with regard to such claim from any third party provided that Buyer need not pursue or exhaust remedies, if any, against such third party. If, at any time after Seller has made an indemnifying payment to Buyer with respect to a claim hereunder, Buyer receives (or has a right to receive) payment with respect to such claim from a third party, Buyer will promptly refund Seller the aggregate amount of such third party payments or will assign to Seller the rights of Buyer to receive such third party payment (provided, however, that Seller shall not be entitled to receive from Buyer, whether by way of payment from Buyer or by way of collection pursuant to rights assigned by Buyer, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Seller to Buyer with respect to such claim).

         7.4 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller for, any and all Damages incurred by it by reason of or arising out of or in connection with:

                 (a) any breach of any representation or warranty of Buyer contained or referred to herein, or in any certificate, or other instrument executed by it in connection with this Agreement; or

                 (b) any failure by Buyer to perform any of its agreements, covenants or other obligations herein or in any other document executed by it in connection with this Agreement.





ASSET PURCHASE AGREEMENT - PAGE 17

         7.5     LIMITATION ON CLAIMS OF SELLER.  Notwithstanding anything in
Section 7.4 hereof to the contrary, Seller shall not have any claim against Buyer pursuant to Section 7.4 hereof to the extent that Seller receives payment with regard to such claim from any third party provided that Seller need not pursue or exhaust remedies, if any, against such third party. If, at any time after Buyer has made an indemnifying payment to Seller with respect to a claim hereunder, Seller receives (or has a right to receive) payment with respect to such claim from a third party, Seller will promptly refund Buyer the aggregate amount of such third party payments or will assign to Buyer the rights of Seller to receive such third party payment (provided, however, that Buyer shall not be entitled to receive from Seller, whether by way of payment from Seller or by way of collection pursuant to rights assigned by Seller, or any combination thereof, an aggregate amount greater than the aggregate amount of the indemnifying payments made by Buyer to Seller with respect to such claim).

         7.6 NOTICE OF CLAIMS. Any party seeking indemnification hereunder (an "Indemnitee") shall give to each party obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

         7.7 THIRD PARTY CLAIMS. In the event of any third party claim, deficiency or demand asserted or any action commenced or notice given of any audit, administrative or other proceeding against an Indemnitee (a "Claim"), as to which indemnification may be sought from an Indemnitor, the Indemnitee shall promptly deliver a Claim Notice to the Indemnitor; provided, however, that the failure by the Indemnitee to give such prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent such failure prejudices the Indemnitor. The Indemnitor shall be entitled to assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor shall agree in writing within fifteen (15) days after receipt of such Claim Notice that it is required, pursuant to this
Article 7, to indemnify the Indemnitee for the full amount of such Claim (the "Claim Acknowledgement Procedure"). If the Indemnitor assumes the defense of any Claim, the Indemnitee shall cooperate with the Indemnitor in connection therewith, and the Indemnitee shall be kept informed with respect to, and shall have the right to participate in, the contest, defense, settlement or compromise of any such Claim. If the Indemnitor does not assume the defense of any such Claim, does not comply with the Claim Acknowledgement Procedure, fails in the reasonable judgment of the Indemnitee to conduct such defense in a satisfactory manner, or fails to engage counsel reasonably satisfactory to the Indemnitee, the Indemnitee shall be entitled to conduct the defense of such Claim at the Indemnitor's expense. In any case, the Indemnitor may not settle or compromise any such Claim without the prior written consent of each Indemnitee, which in the case of a settlement solely involving monetary damages shall not be unreasonably withheld.





ASSET PURCHASE AGREEMENT - PAGE 18

ARTICLE 8.       TERMINATION.

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                 (a)      by mutual consent of Buyer and Seller;

                 (b) notwithstanding subparagraph (a) hereof, by a party based on any material breach by the other party of its agreements, covenants, representations or warranties contained herein;

                 (c) by Buyer, in the event the closing conditions set forth in Article 5 shall not have been satisfied in full on or before June 1, 1995; or

                 (d) by Seller, in the event the closing conditions set forth in Article 6 shall not have been satisfied in full on or before June 1, 1995.

ARTICLE 9.       DEFINITIONS.

         9.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 9:

                 "ACT" means The Communication Act of 1934, as amended.

                 "APPLICATION" means a pending application by Seller or Institution (each as hereinafter defined) to the FCC (as hereinafter defined) for a License (as hereinafter defined).

                 "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

                 "ARA" means an Airtime Royalty Agreement between an Institution and Seller.

                 "ASSETS" shall have the meaning set forth in Section 1.2 of
         Article 1.

                 "ASSUMED LIABILITIES" shall have the meaning set forth in
         Section 1.3 of Article 1.


                 "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to Seller by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise





ASSET PURCHASE AGREEMENT - PAGE 19
                 associated with the Site and the provision thereon of Wireless Cable services in and around the Site, including the licenses, permits, authorizations, franchises, grants, registrations, certificates, consents and waivers listed on Schedule 2.7, attached hereto and incorporated by reference herein.

                 "BUSINESS" shall have the meaning set forth in Section 1.2 of
         Article 1.

                 "CABLE" shall have the meaning set forth in the Recitals.

                 "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS service.

                 "CLAIM" shall have the meaning set forth in Section 7.7 of
         Article 7.

                 "CLAIM ACKNOWLEDGEMENT PROCEDURE" shall have the meaning set forth in Section 7.7 of Article 7.

                 "CLAIM NOTICE" shall have the meaning set forth in Section
         7.6 of Article 7.

                 "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in
         Section 1.1 of Article 1.

                 "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.1 of Article 1.

                 "CLOSING PLACE" means the offices where the Closing shall take place on the Closing Date as provided for in Section 1.1 of Article 1.

                 "CLOSING TIME" means the time on the Closing Date that the Closing shall take place as provided for in Section 1.1 of Article 1.

                 "CONSENT" shall mean the written consent of any Party to a Contract other than Seller to the assignment of the Contract to Buyer and/or its designee and/or a Person, as determined by Buyer.

                 "CONTRACTS" shall have the meaning set forth in Section 2.6(a) of Article 2.

                 "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

                 "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

                 "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.





ASSET PURCHASE AGREEMENT - PAGE 20

                 "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, and reasonable expenses and costs.

                 "ENVIRONMENT" means the soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

                 "ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on or off the Site, whether yet discovered, which could or does result in Damages, including any condition resulting from the operation of the Business of Seller.

                 "ENVIRONMENTAL LAWS" means all Legal Requirements relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all Legal Requirements of courts and other Governmental Authoritiespertaining to reporting, licensing, permitting, investigation, remediation, and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, and including electro- magnetic fields or discharges into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, which are now or may hereafter be applicable to Seller or any of its Assets.

                 "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

                 "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

                 "FCC" means the Federal Communications Commission.

                 "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License or Application.

                 "FCC PERMIT" shall mean a permit issued by the FCC to an Institution to construct a facility to transmit signals over one or more ITFS Channels at the Site.

                 "FCC PERMITTEE" shall mean a person who holds an FCC Permit as authorized by the FCC.

                 "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

                 "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.





ASSET PURCHASE AGREEMENT - PAGE 21

                 "FNB-DURANT LOAN" means that certain loan in the original principal amount of $1 million payable by United States Wireless Cable, Inc. to The First National Bank in Durant dated March 9, 1994, secured by all of the assets in and to the Site, which loan was assigned to and assumed by Seller, with The First National Bank in Durant's consent, on or about September 2, 1994.

                 "FIRST LOAN" shall have the meaning set forth in Section 1.5 of Article 1.

                 "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government.

                 "GOVERNMENTAL PERMITS" means all licenses, consents, franchises, permits, privileges, immunities, approvals, certificates and other authorizations from a Governmental Authority.

                 "HAZARDOUS SUBSTANCES" means any substance: (a) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (b) which is defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any applicable Environmental Law or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.), the Clean Air Act, (42 U.S.C. Section 7401 et seq.) and any Environmental Law applicable to any jurisdiction in which any Site(s) are located; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) without limitation, which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) without limitation, which contains or emits radioactive particles, waves or materials, including radon gas and electro-magnetic fields.

                 "HEARTLAND" shall have the meaning set forth in Section 1.5 of Article 1.

                 "HSR ACT" shall mean the Hart-Scott-Rodino Act.

                 "INDEMNITEE" shall have the meaning set forth in Section 7.6 of Article 7.

                 "INDEMNITOR" shall have the meaning set forth in Section 7.6 of Article 7.

                 "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for and has entered into an ARA with one of Seller.





ASSET PURCHASE AGREEMENT - PAGE 22

                 "IRS" means the Internal Revenue Service.

                 "ITFS" means Instructional Television Fixed Service.

                 "KNOWLEDGE" means (a) with respect to an individual "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) an individual should have known of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter; (b) with respect to a Person (other than an individual) "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter; and (c) with respect towarranties made by Seller, that Seller, based upon a reasonable investigation of the Business, believes the warranty is true.

                 "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline.

                 "LIABILITIES" shall have the meaning set forth in Section 1.3 of Article 1.

                 "LICENSES" shall have the meaning set forth in Section 2.7 of
         Article 2.

                 "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance.

                 "MATERIAL ADVERSE EFFECT" means any event or circumstance which results in, or is reasonably likely to result in, a material adverse change in the business, operations, properties, prospects or Assets relating to the Site taken as a whole other than general economic change over which Seller has no control.

                 "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified), the former Operational Fixed Service ("OFS") H-channels.

                 "MMDS" means the Multichannel Multipoint Distribution Service.

                 "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

                 "PARTIES" shall mean all parties to Contracts other than Seller from which Consents are required.

                 "PARTNERSHIP AGREEMENT" shall have the meaning set forth in the Recitals hereto.






ASSET PURCHASE AGREEMENT - PAGE 23

                 "PERMITTED ENCUMBRANCES" means deposits under Workmen's Compensation, Unemployment Insurance or Social Security laws, or to secure statutory obligations or surety or other similar bonds; mechanics, suppliers, carriers, warehousemen's or other similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property pursuant to a lease of that property.

                 "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee,society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

                 "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or prosecution other than an FCC Proceeding.

                 "PROTECTED BUSINESS" shall have the meaning set forth in
         Section 10.2 of Article 10.

                 "PURCHASE PRICE" shall have the meaning set forth in Section
         1.4 of Article 1.

                 "RETAINED FUNDS" shall have the meaning set forth in Section
         1.4 of Article 1.

                 "SECOND LOAN" shall have the meaning set forth in Section 1.4 of Article 1.

                 "SITE" means the Lubbock, Texas wireless cable television site with respect to which Seller is operating a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

                 "SITE LEASE" shall mean a Contract for the lease of real estate or tower space permitting the construction of a transmitter on the Site.

                 "STORY" shall have the meaning set forth in the Preamble.

                 "TAXES" means all taxes of any type or nature, including

         without limitation, penalties and interest from the time imposed by the laws of any jurisdiction or by any Federal, state or local
         government or governmental     unit used in connection with the Assets
         or the operation of the Business.

                 "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS licenses.





ASSET PURCHASE AGREEMENT - PAGE 24

         9.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 10.      POST-CLOSING COVENANTS.

         10.1    COOPERATION AND EXCHANGE OF INFORMATION.   Following the
Closing, Buyer and Seller shall provide to each other, upon reasonable prior notice and during normal business hours, access to the books and records in the possession of the other which relate to the Assets to the extent such access may be required (i) to facilitate the investigation, litigation and final disposition of any claims which have been made or may be made against (A) Seller that relate to the operation of the Assets for periods of time prior to the Closing, or (B) Buyer that relate to the operation of the Assets for periods of time from and after the Closing; and (ii) for any other reasonable business purpose, but in either case only to the extent that such access does not unreasonably interfere with the business and operations of such party or violate any law, order, contract or license applicable to such party.

         10.2    NONCOMPETITION.

                 (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and each of the shareholders and affiliates of Seller covenant and agree that he, she or it shall not, at any time prior to the fifth anniversary of the Closing Date (i) in any geographical area within a 100 mile radius of the Site, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be an employee, officer, director, adviser or consultant of or to, any person (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange
Act) which engages in the Wireless Cable Business (the "Protected Business"); or (ii) solicit or cause to be solicited or authorize, directly or indirectly, for or on his, her or its own behalf or on behalf of any third party, any business competitive with the Protected Business from others who are or were at any time Institutions under any ARA, customers, clients, subscribers, advertisers, or suppliers of Seller or Buyer.

                 (b) If any of the restrictions on post-closing competitive activities contained in this Section 10.2 of this Article 10 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, said Section shall be reformed automatically or if such restrictions contained in said Section shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible within the applicable law; it being understood that by the execution of this Agreement the parties hereto acknowledge that such restrictions are fair, reasonable and necessary and that such restrictions do not impose a greater restraint than is necessary to protect the good will or other business interests of Buyer.

                 (c) Each of the shareholders of Seller and Seller acknowledge that were he, she or it to breach the provisions of Section 10.2 of this Article 10, the damages to Buyer would be irreparable, and he, she or it therefore agrees that, in addition to monetary damages and





ASSET PURCHASE AGREEMENT - PAGE 25
reasonable attorneys' fees, Buyer shall be entitled to enjoin any such breach in any court of competent jurisdiction.

         10.3 CONSENTS. Seller acknowledges that it is responsible to provide to Buyer Consents for the assignment of each ARA and of any Tower Site Lease to Buyer. Seller shall be responsible to make all payments required to secure such Consents and to pay any Damages of Buyer as a result of Seller's failure to obtain any such Consents. Seller hereby agrees that the Collateral shall be pledged to Seller on the Closing Date pursuant to the Stock Pledge Agreement annexed hereto as Exhibit B until such covenant is satisfied. Buyer agrees to cooperate in all reasonable requests of Seller to secure said Consents (including participating in telephone conferences or meetings relating thereto). Buyer and Seller further agree that the form of Consents shall include consent to the assignment of the ARAs and Tower Site Lease to Buyer, and Buyer's financing source, Heartland or its subsidiaries. Buyer acknowledges and agrees that the Collateral shall be released and returned to Seller at such time as Seller shall have supplied all of the Consents in the manner described herein. Until said Consents are obtained, following the Closing Buyer hereby subleases each ARA and the channel rights thereunder from Seller with the same force and effect as though said channel rights had been transferred to Buyer, and in such event the ARA shall remain in the name of Seller, and Seller shall retain bare "legal" title to such ARA for Buyer's sole account and benefit pending the attainment of said Consent. Following the Closing, revenue therefrom shall be the sole property of Buyer. Seller shall perform any executory obligations to be performed thereunder at Buyer's sole direction, subject to reimbursement from Buyer to Seller of Seller's direct out-of-pocket cost.

ARTICLE 11.      MISCELLANEOUS.

         11.1 EXPENSES OF THE TRANSACTION. Each of Seller and Buyer agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

         11.2 FURTHER ASSURANCES. Each of Seller and Buyer agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

         11.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:





ASSET PURCHASE AGREEMENT - PAGE 26

         If to Buyer, to:

                 6102-B 45th Street
                 Lubbock, Texas 79407
                 Attn: Robert R. Story

         If to Seller, to:

                 1803 West Avenue
                 Austin, TX 78701
                 Attention: Robert T. "Sonny" Davis

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

         11.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

         11.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits (if any) hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof.

         11.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         11.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Buyer. Any purported assignment by Seller contrary to the terms of this Agreement shall be void. Notwithstanding the foregoing, Buyer may assign this Agreement and all of Buyer's rights and obligations hereunder, to any party. Promptly following said assignment, Buyer shall notify Seller of the name of said assignee. Buyer and Seller each specifically acknowledge and agree that all of their respective certifications, representations, warranties, covenants and agreements shall survive in the manner set forth in Section 7.1 hereof upon (i) the transfer of all or any of the outstanding capital stock of Buyer from Story to Heartland and/or its subsidiaries or (ii) the transfer and assignment of the Assets and Site to Heartland and/or its subsidiaries.

         11.8 PUBLICITY; ANNOUNCEMENTS. Except to the extent required by law, prior to the Closing Time, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of Buyer and Seller; provided, Buyer shall be entitled to disclose the





ASSET PURCHASE AGREEMENT - PAGE 27
transactions contemplated hereby without the prior approval of Seller to the extent reasonably necessary for Buyer to comply with applicable securities laws.

         11.9 CONSENT TO JURISDICTION. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Buyer and Seller hereby irrevocably submit to the jurisdiction of the state courts of the State of Texas and to the jurisdiction of the United States District Court for the Northern District of Texas, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof brought by either party or its successors or assigns. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party. Final judgment against either party in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (x) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability therein described or (y) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that the party may at its option bring suit, or institute other judicial proceedings against the other party or any of its Assets in any state or Federal court of the United States or of any country or place where that party or such Assets may be found.

         11.10 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All words used herein shall be construed to be of such gender as the circumstances require.

         11.11 SCHEDULES. The Schedules referred to herein and delivered to Buyer upon execution hereof are hereby made a part of this Agreement, and may not be changed, substituted or altered without Buyer's prior written consent.

         11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.





ASSET PURCHASE AGREEMENT - PAGE 28

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                           SELLER:

                                           UNITED STATES WIRELESSS SYSTEMS, INC.


                                           By:  /s/ ROBERT T. DAVIS
                                               --------------------------------
                                           Title: Chairman of the Board
                                                  -----------------------------


                                           BUYER:

                                           ROBERT R. STORY, INC.



                                           By:  /s/ ROBERT R. STORY
                                               --------------------------------
                                                Robert R. Story, its President



         By their signature below, the undersigned, constituting the majority shareholder (directly and indirectly) of Seller, jointly and severally guarantee unto Buyer full and complete performance of all of the agreements and obligations of Seller, including, without limitation, the obligations set forth in Article 7 (Indemnity) and Article 10 (Post-closing Covenants).


                                           UNITED STATES WIRELESS CABLE, INC.


                                           By:  /s/ ROBERT T. DAVIS
                                               --------------------------------
                                           Its:  Chairman of the Board
                                                -------------------------------




ASSET PURCHASE AGREEMENT - PAGE 29

         By their signature below, the undersigned hereby agree to the covenants and agreements set forth in Sections 1.4 (contributions to Buyer and payment of First Loan) and Cable/Story $1.3M), 3.5 (Story's prior employment qualifications of Seller's representations), 4.11 (exclusivity), 10.2 (covenant not to compete) and 10.3 (consents) hereof, as applicable, and elsewhere in the Agreement (if any) that apply to the undersigned.

                                        UNITED STATES WIRELESS CABLE, INC.


                                        By:  /s/ ROBERT T. DAVIS
                                            -----------------------------------
                                             ROBERT T. "SONNY" DAVIS, President


                                          /s/ ROBERT R. STORY
                                        ---------------------------------------
                                        ROBERT R. STORY, Individually

                                          /s/ ROBERT T. DAVIS
                                        ---------------------------------------
                                        ROBERT T. "SONNY" DAVIS, Individually










ASSET PURCHASE AGREEMENT - PAGE 30